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                                                                  Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MacDermid, Incorporated

We consent to incorporation by reference in the Registration Statement No. 333-89185 dated October 15, 1999 on Form S-8 of MacDermid Equipment, Inc. 401(k) Plan of our report dated May 10, 2002, relating to the statements of net assets available for plan benefits of the MacDermid Equipment, Inc. 401(k) Plan as of December 31, 2001 and March 31, 2001, and the related statements of changes in net assets available for plan benefits for the nine months ended December 31, 2001 and for the year ended March 31, 2001 and the supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of MacDermid Equipment, Inc. 401(k) Plan.


                                                              /s/ KPMG LLP

June 26, 2002